UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 FORM 12b-25
                                                              SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              0-27369

                                FORM 10-QSB                      CUSIP NUMBER
                                                                 74730 S 10 O
                    For Period Ended: March 31, 2000

[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]

PART I - REGISTRANT INFORMATION

                            QUADXSPORTS.COM, INC.
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                           Full Name of Registrant

                          Boraxx Technologies, Inc.
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                          Former Name if Applicable

                            100 OCEAN GATE STE 750
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           Address of Principal Executive Office (Street and Number)

                            LONG BEACH, CA 90802
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                          City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company was unable to provide financial records to the Certified Public Accountant. There were confusion as to whether the Company had to file the 10-QSB because it is still awaiting verification on its 10SB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

               Kevin Grace                   (562) 435-5355
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                  (Name)              (Area Code)(Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no, identify report(s). [X]Yes

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   [X]No

     If so, attach an explanation of the anticipated change, both narratively and qualitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                            QUADXSPORTS.COM, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     QUADXSPORTS.COM, INC.

Date:  May 15, 2000                By: /s/ Kevin Grace
                                       -----------------------
                                        Kevin Grace
                                        President

[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]